Exhibit 21.1

                 SUBSIDIARIES OF IDI GLOBAL, INC.


        Internet Development, Inc.
        Nevada corporation

        Sports Media International, Inc.
        Nevada corporation

        Chief Financial, Inc.
        Texas corporation

                Doing business as: M57 Media
                                   Chief Marketing Systems

                Subsidiary:        Professional Consulting Services

        IDI Small Business
        Utah corporation